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                                                                    Exhibit 11.1

                           ARBOR SOFTWARE CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                         THREE MONTHS ENDED             NINE MONTHS ENDED
                                                            DECEMBER 31,                   DECEMBER 31,
                                                        1996           1995             1996          1995
                                                     -----------    ----------       ----------    ---------
    Net income  . . . . . . . . . . . . . . .        $     1,503    $      813       $    4,114    $   1,476
                                                     ===========    ==========       ==========    =========
    Average shares outstanding  . . . . . . .             11,022         7,486           10,960        4,277
    Options   . . . . . . . . . . . . . . . .                691         1,042              755        1,130
    Warrants  . . . . . . . . . . . . . . . .                 --            14               --           29
    Convertible preferred stock   . . . . . .                 --         2,347               --        4,674
                                                     -----------    ----------       ----------    ---------
      Total common stock and common
         stock equivalents  . . . . . . . . .             11,713        10,889           11,715       10,110
                                                     ===========    ==========       ==========    =========
    Net income per share  . . . . . . . . . .        $       .13    $      .07       $      .35    $     .15
                                                     ===========    ==========       ==========    =========

















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